Exhibit 16.1

June 26, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 26, 2009 of Taitron Components Incorporated and we are in agreement with the statements concerning our firm contained within the second paragraph of Item 4.01(a) therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ HASKELL & WHITE LLP